Exhibit 99.1

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES SECOND QUARTER 2005 RESULTS

AND INCREASED 2005 CAPITAL BUDGET

Houston, Texas – August 8, 2005 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today reported second quarter 2005 production of 67.7 thousand barrels of oil equivalent per day (BOEPD) compared to second quarter 2004 production of 58.5 thousand BOEPD. Operating cash flow, a non-GAAP measure, was $83.6 million in the second quarter of 2005 compared to $51.6 million in the second quarter of 2004. See the last page of this release for an explanation and reconciliation of non-GAAP financial measures.

Due primarily to a previously disclosed mark-to-market charge for derivative fair value losses associated with the rise in oil prices during the quarter and a change in the estimated tax rate for 2005, PXP reported a net loss of $47.3 million, or $0.61 per share, for the second quarter of 2005 compared to net income of $18.9 million, or $0.32 per share for the second quarter of 2004. In the quarter, PXP recognized a pre-tax loss on mark-to-market derivative contracts of $113.9 million ($1.46 per share). Cash payments related to these contracts that settled in the second quarter totaled $50.9 million ($0.65 per share). In addition, PXP recorded non-cash charges to revenue of $18.4 million ($0.24 per share) related to certain oil and gas hedges. Second quarter results also include pre-tax charges related to stock-based compensation of $6.8 million ($0.09 per share). PXP revised its estimated 2005 effective tax rate to a 35% benefit from a 40% benefit that was utilized in the first quarter. Due to the change, the second quarter reported tax rate was only 1%.

“PXP continues to move aggressively toward building a stronger business. We completed the previously announced property acquisition and disposition transactions as well as the elimination of our 2006 swap and collar positions. We have also increased our 2005 capital budget from $375 million to $425 million, including capitalized interest and G&A, to primarily accommodate additional activity in the Gulf of Mexico and PXP’s anticipated acquisition of Chevron’s interest at Point Arguello. These activities are part of our efforts to remain focused on core objectives of growth, margins and flexibility,” commented James C. Flores, PXP’s Chairman, President and Chief Executive Officer.

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The average realized sales price per barrel of oil equivalent (BOE) before hedging and derivative transactions was $42.42 during the second quarter of 2005 compared to $33.25 in the second quarter of 2004. Cash payments related to hedging and derivative transactions that settled during the quarter were $12.51 per BOE in 2005 compared to $8.50 in 2004.

Total production costs were $11.34 per BOE in the second quarter of 2005, compared to $9.22 per BOE in 2004. The increase is primarily attributable to steam gas costs for the San Joaquin Valley production acquired through the Nuevo merger that was completed in May 2004. Lease operating expenses, a component of total production costs, were $5.99 per BOE, above the high end of the guidance range of $5.50 per BOE. Lease operating expenses were impacted by generally higher costs in the field and workover expenses associated with the California producing properties acquired in April.

General and administrative costs for the quarter, excluding stock based compensation, were $11.5 million, in line with expectations. G&A expenses increased from $8.5 million for the second quarter of 2004 primarily due to the acquisition of Nuevo and to a lesser extent costs associated with compliance with the Sarbanes-Oxley Act.

For the first six months of 2005 PXP reported production of 67.0 thousand BOEPD compared to 48.1 thousand BOEPD for the first six months of 2004. Operating cash flow, a non-GAAP measure, was $161.7 million in the first six months of 2005 compared to $91.0 million in the first six months of 2004.

PXP reported a net loss of $252.9 million, or $3.27 per share, for the first six months of 2005 as a result of $487.9 million ($4.09 per share) of derivative fair value losses. Cash payments related to 2005 contracts that settled in the first half of the year totaled $87.9 million. In addition, PXP made cash payments of approximately $145.4 million to eliminate our 2006 oil price collars. The first six months include non-cash charges to revenue of $33.8 million ($0.28 per share) related to certain oil and gas hedges as well as pre-tax charges related to stock-based compensation of $32.6 million ($0.27 per share).

The average realized sales price per BOE before hedging and derivative transactions was $40.84 during the first six months of 2005 compared to $32.87 in 2004. Cash payments related to hedging and derivative transactions that settled during the period were $11.82 per BOE in 2005 compared to $7.73 in 2004.

Oil and gas capital expenditures for the second quarter were $113.3 million compared to $56.5 million for the prior year period. For the six months ended June 30, 2005, oil and gas capital expenditures were $202.6 million compared to $88.7 million for the prior year period. These amounts exclude the cost of acquisitions.

During the second quarter the Company amended its revolving credit facility to increase the facility size and provide additional flexibility. The amended credit facility increased the facility size to $750.0 million, established an initial borrowing base of $750.0 million and extended the maturity date to May 2010. Long term debt increased to $751.9 million at the end of the quarter,

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compared to $668.8 million as of March 31, 2005, as a result of the acquisition of California producing properties completed during the quarter.

Operational Update

In PXP’s Eastern Development Unit, two discoveries were placed on line to sales in the second quarter. The Queen Bess Island Prospect, announced in March as a discovery in Jefferson Parish, Louisiana, began production in late May and is currently producing at a 14.9 million cubic feet per day (MMCFD) gross rate. PXP operates the well with an income interest of approximately 41 percent. PXP has identified two additional prospects as follow ups in the field area with one currently drilling. In the federal waters portion of Breton Sound, the Battle Prince Prospect was completed as a new discovery in late April and began first production at the end of June with current production at 17.8 gross MMCFD. PXP’s income interest is approximately 41 percent. At least three additional Breton Sound area prospects are expected to be drilled in the second half of 2005.

In a newer exploration area for PXP in the Middle/Lower Miocene Trend of the Green Canyon-Walker Ridge portion of the deep water Gulf of Mexico, PXP has participated in one test well at the Chilkoot Prospect which was drilled to a depth greater than 30,000’ and temporarily abandoned in the second quarter. PXP is currently participating in two other similar depth wells which are now drilling. PXP’s working interest in the wells and prospects in this area range from 12-1/2 to 17-1/2 percent.

In the San Joaquin Valley (SJV) of California, PXP has drilled approximately 140 wells through the end of July consisting of 39 wells in Midway Sunset Field, 85 wells in Cymric Field, and the remainder in other SJV fields. The Midway Sunset Field drilling is largely on PXP’s Bremer Fee property where operations are being expanded from the main historical steam-flood horizon in the Potter Sand into previously under-developed Marvic, Spellacy, A-1, and O Sands. These sands are presently un-steamed and “cold,” however, over the next five years, total Bremer lease new sand development oil rates are expected to build to over 3,500 barrels of oil per day (BOPD) from about 225 new wells. In the Cymric Field, 2005 drilling has consisted of 42 thermal Diatomite producers and another 43 thermal sand producer or injector wells. Completion and steam cycle operations are underway with Cymric Field production now at 11,650 net BOPD, up from 9,300 net BOPD during the second quarter. PXP’s working interest in the Midway Sunset and Cymric Fields is typically 100 percent.

In the deep portion of the Inglewood Field in the Los Angeles Basin, PXP has completed a total of approximately 30 wells below the Vickers-Rindge water-flood horizon as of the end of July. Included in that total are 23 wells in the Sentous Formation which is typically the deepest productive zone and an additional 7 wells in the Moynier Formation. PXP is completing several of the Moynier wells as injectors to begin a pattern waterflood with initial water injection expected to begin in the third quarter. PXP is currently operating 3 drilling rigs in the Inglewood Field. July total Inglewood production was approximately 8,400 net BOEPD, compared to 6,921 net BOEPD in the second quarter of 2004. PXP’s working interest in the Inglewood Field is typically 100 percent.

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At PXP’s Rocky Point development program offshore California, the third extended reach development well encountered two previously unmapped downthrown faults and was structurally lower than originally planned, resulting in a low volume well. Operations have now commenced to side-track drill this well. In addition workover operations on the second Rocky Point well are just concluding. Based on as-experienced drilling parameters for the first three Rocky Point wells, future wells will be drilled with a more nearly-horizontal trajectory through the reservoir allowing more feet of productive reservoir exposure than anticipated in the original development plan. Additionally, PXP has reached an agreement with Chevron to acquire their approximate 16.7 percent working interest in the Rocky Point development. Closing is subject to normal conditions and expected to occur in September. Upon closing, PXP’s working interest at Point Arguello and Rocky Point will be approximately 69.3 percent.

Derivative Position Update

During the second quarter the Company completed the previously announced transactions to eliminate its 2006 oil price swaps and collars and paid the $292.7 million due under the contracts. This payment reduced derivative liabilities on the Company’s balance sheet. In the Company’s second quarter statement of cash flows the $145.4 million cash payment for the collars is reflected as a financing cash outflow and the $147.3 million cash payment for the swaps is reflected as an operating cash outflow. The payment with respect to the collars is reflected as a financing cash outflow because under FAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, the collars are deemed to contain a significant financing element since they included off-market terms.

Although the Company eliminated its 2006 swap and collar positions, it still has oil collars for the remainder of 2005 and the years 2007 and 2008 that are subject to mark-to-market accounting. In addition, the Company has purchased put contracts with a strike price of $45 NYMEX WTI with respect to 50,000 barrels per day in 2006 and 20,000 barrels per day in 2007 that are also subject to mark-to-market accounting. Consequently, the Company expects that there will continue to be volatility in its reported earnings due to gains and losses on mark-to-market derivative contracts as changes occur in the NYMEX price index.

2005 Outlook

PXP plans to issue updated annual guidance for 2005 via Form 8-K today to reflect an increase in lease operating expenses, non-cash compensation and the 2005 capital budget.

PXP will host a conference call to discuss the results and other forward-looking items at 2:00 p.m. Central time today. Investors wishing to participate may dial 1-800-370-0740 or 1-973-409-9259. The replay will be available through August 22, 2005 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 6295816.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	commodity prices,
*	reliability of reserve and production estimates,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues
Oil sales	$162,672	$99,564	$297,385	$148,835
Gas sales	53,898	52,708	108,377	96,162
Other operating revenues	738	498	1,621	734

	217,308	152,770	407,383	245,731

Costs and Expenses
Production costs
Lease operating expenses	36,877	28,604	69,205	47,565
Steam gas costs	16,404	7,354	33,085	8,311
Electricity	8,186	6,751	14,761	12,513
Production and ad valorem taxes	5,967	4,580	13,303	8,553
Gathering and transportation expenses	2,404	1,790	5,949	2,986
General and administrative
G&A excluding items below	11,511	8,466	23,238	15,510
Stock appreciation rights	2,905	2,865	25,877	13,426
Other stock-based compensation	3,926	1,891	6,755	4,378
Depletion, depreciation, and amortization	45,745	29,991	89,338	45,831
Accretion expense	1,934	1,877	3,679	2,604

	135,859	94,169	285,190	161,677

Income from Operations	81,449	58,601	122,193	84,054
Other Income (Expense)
Gain (loss) on mark-to-market derivative contracts	(113,871)	374	(487,923)	(1,191)
Loss on debt extinguishment	—	(19,691)	—	(19,691)
Interest expense	(14,158)	(8,607)	(25,561)	(15,537)
Interest and other income	(120)	43	172	305

Income (Loss) Before Income Taxes	(46,700)	30,720	(391,119)	47,940
Income tax (expense) benefit
Current	(1,330)	44	(1,330)	(144)
Deferred	700	(11,871)	139,501	(18,505)

Net Income (Loss)	$(47,330)	$18,893	$(252,948)	$29,291

Earnings (Loss) per Share
Basic	$(0.61)	$0.32	$(3.27)	$0.59
Diluted	$(0.61)	$0.32	$(3.27)	$0.58
Weighted Average Shares Outstanding
Basic	77,329	59,602	77,266	49,925
Diluted	77,329	59,925	77,266	50,207

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Plains Exploration & Production Company

Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Total Period Production
Oil and Liquids (MBbls)	4,740	3,746	9,157	5,942
Gas (MMcf)	8,501	9,464	17,778	16,868
MBOE	6,157	5,323	12,120	8,753

Average Daily Production
Oil and Liquids (Bbls)	52,088	41,165	50,593	32,648
Gas (Mcf)	93,417	104,000	98,219	92,681
BOE	67,658	58,498	66,963	48,093

Unit Economics (in dollars)
Average NYMEX Prices
Oil	$53.13	$38.34	$51.53	$36.75
Henry Hub gas	6.73	6.01	6.50	5.84

Average Realized Sales Price Before Hedging
Oil (per Bbl)	$43.56	$32.61	$42.22	$32.06
Gas (per Mcf)	6.43	5.79	6.10	5.76
Per BOE	42.42	33.25	40.84	32.87

Production expenses per BOE
Lease operating expenses	$5.99	$5.37	$5.71	$5.43
Steam gas costs	2.66	1.38	2.73	0.95
Electricity	1.33	1.27	1.22	1.43
Production and ad valorem taxes	0.97	0.86	1.10	0.98
Gathering and transportation expenses	0.39	0.34	0.49	0.34

Cash payments related to 2005 and 2004 derivative contracts that settled during the periods were as follows ($/millions):
Contracts accounted for using hedge accounting
Oil	$24.9	$36.8	$53.0	$55.8
Gas	1.3	3.8	2.4	6.3
Mark-to-market contracts	50.9	4.6	87.9	5.6

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PLAINS EXPLORATION & PRODUCTION COMPANY

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	June 30, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$969	$1,545
Accounts receivable	128,282	122,288
Inventories	10,625	8,505
Deferred income taxes	122,033	76,823
Assets held for sale	—	44,222
Other current assets	6,912	4,784

	268,821	258,167

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	2,388,244	2,402,179
Not subject to amortization	90,565	79,405
Other property and equipment	15,142	12,546

	2,493,951	2,494,130
Less allowance for depreciation, depletion and amortization	(410,834)	(323,041)

	2,083,117	2,171,089

Goodwill	172,558	170,467

Other Assets	34,760	33,522

	$2,559,256	$2,633,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$99,152	$90,469
Commodity derivative contracts	208,698	175,473
Royalties payable	38,958	39,174
Stock appreciation rights	54,681	34,589
Interest payable	13,328	13,070
Deposit on assets held for sale	—	40,711
Other current liabilities	31,260	32,909

	446,077	426,395

Long-Term Debt
8.75% Senior Subordinated Notes	276,634	276,727
7.125% Senior Notes	248,788	248,741
Revolving credit facility	226,500	110,000

	751,922	635,468

Other Long-Term Liabilities
Asset retirement obligation	141,622	126,850
Commodity derivative contracts	354,293	244,140
Other	7,257	10,534

	503,172	381,524

Deferred Income Taxes	223,962	319,483

Stockholders’ Equity
Common stock	775	772
Additional paid-in capital	924,956	913,466
Retained earnings (deficit)	(172,600)	80,406
Accumulated other comprehensive income	(119,008)	(123,874)
Treasury stock, at cost	—	(395)

	634,123	870,375

	$2,559,256	$2,633,245

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(thousands of dollars)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(252,948)	$29,291
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	93,017	48,435
Deferred income taxes	(139,501)	18,505
Debt extinguishment costs	—	(4,453)
Commodity derivative contracts
Loss (gain) on derivatives	291,914	(18,571)
Reclassify financing derivative settlements	270,742	19,762
Noncash compensation
Stock appreciation rights	16,900	3,573
Other noncash compensation	7,014	14,300
Other noncash items	(46)	(79)
Changes in operating assets and liabilities
Commodity derivative contracts	(142,938)	11,140
Other	(30,686)	(3,030)

Net cash provided by operating activities	113,468	118,873

CASH FLOWS FROM INVESTING ACTIVITIES
Exploration, development and other costs	(180,764)	(78,416)
Acquisition of oil and gas properties	(118,375)	—
Acquisition of Nuevo, net of cash acquired	—	(13,744)
Proceeds from property sales	340,969	27,844
Other	(2,596)	(5,202)

Net cash used in investing activities	39,234	(69,518)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in revolving credit facilities	116,500	142,000
Proceeds from debt issuance	—	248,695
Retirement of debt assumed in acquisition of Nuevo	—	(405,000)
Debt issuance costs	(1,490)	(7,799)
Derivative settlements	(270,742)	(19,762)
Other	2,454	(183)

Net cash used in financing activities	(153,278)	(42,049)

Net increase (decrease) in cash and cash equivalents	(576)	7,306
Cash and cash equivalents, beginning of period	1,545	1,377

Cash and cash equivalents, end of period	$969	$8,683

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Plains Exploration & Production Company

Summary of Open Derivative Positions

July 1, 2005

Period	Commodity	Instrument Type	Daily Volumes	Average Price	Index
Sales of Production

Qualified for Hedge Accounting
2005
July - Dec	Natural gas	Swap	5,000 /MMBtu	$4.40	Waha

Not Qualified for Hedge Accounting
2005
				$26.00 Floor-
3rd Qtr	Crude oil	Collar	14,400 /Bbls	$30.03 Ceiling	WTI
				$26.00 Floor-
4th Qtr	Crude oil	Collar	14,000 /Bbls	$29.33 Ceiling	WTI
				$25.00 Floor-
July - Dec	Crude oil	Collar	22,000 /Bbls	$34.76 Ceiling	WTI

2006
Jan - Dec	Crude oil	Put options	50,000 /Bbls	$45.00	WTI

2007
				$25.00 Floor-
Jan - Dec	Crude oil	Collar	22,000 /Bbls	$34.76 Ceiling	WTI
Jan - Dec	Crude oil	Put options	20,000 /Bbls	$45.00	WTI

2008
				$25.00 Floor-
Jan - Dec	Crude oil	Collar	22,000 /Bbls	$34.76 Ceiling	WTI

Purchases of Natural Gas

Qualified for Hedge Accounting
2005
July - Dec	Natural gas	Swap	8,000 /MMBtu	$3.85	Socal

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Plains Exploration & Production Company

Operating Cash Flow

Reconciliation of GAAP to Non-GAAP Measure

The following is a reconciliation of net cash provided by operating activities to operating cash flow. Management believes that the non-GAAP measure of operating cash flow is useful information for investors because it is used internally, illustrative of the non-cash impact of the Company’s derivative contracts and accepted by the investment community as a means of measuring the Company’s ability to fund capital expenditures and service debt.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$15.7	$88.5	$113.5	$118.9
Changes in operating assets and liabilities
Commodity derivative contracts	145.9	(8.8)	142.9	(11.1)
Other	(3.4)	(8.3)	30.7	3.0
Cash payments for commodity derivative contracts that settled during the period that are reflected as financing cash flows in the statement of cash flows	(74.6)	(19.8)	(125.4)	(19.8)

Operating cash flow (Non-GAAP)	$83.6	$51.6	$161.7	$91.0

	2005
	1st Qtr	2nd Qtr	6 Months
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$97.8	$15.7	$113.5
Changes in operating assets and liabilities
Commodity derivative contracts	(3.0)	145.9	142.9
Other	34.1	(3.4)	30.7
Cash payments for commodity derivative contracts that settled during the period that are reflected as financing cash flows in the statement of cash flows	(50.8)	(74.6)	(125.4)

Operating cash flow (Non-GAAP)	$78.1	$83.6	$161.7

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude changes in assets and liabilities and include derivative cash flows that are classified as a financing activity in the statement of cash flows. Pursuant to SFAS 149 “Amendment of SFAS 133, Derivative Instruments and Hedging Activities”, certain of our derivative instruments are deemed to contain a significant financing element and cash flows associated with these positions are required to be reflected as financing activities. The cash flows that were reclassified in the tables above reflect settlements for 2005 and 2004 positions and do not include the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

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